                                                                     EXHIBIT 2.1


                              ACQUISITION AGREEMENT
                              ---------------------

       THIS ACQUISITION AGREEMENT (the "Agreement") is made and entered into this 11th day of March, 2002 by and among The Internet Advisory Corporation, a Utah corporation with its principal place of business at 150 East 58th Street, New York, NY 10022 ("TIAC"); Go West Entertainment, Inc, a New York corporation with its principal place of business at 150 East 58th Street, New York, NY 10022 ("Go West"); and the Go West shareholders listed on Exhibit A attached hereto and made a part hereof (singly and collectively referred to herein as the "Shareholders").

                                    PREAMBLE

       WHEREAS, Go West has authorized capital stock consisting of 25,000,000 shares of common stock, $.001 par value per share (the "Common Stock") and 5,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock") of which 7,500,00 shares of Common Stock are issued and outstanding and owned by the Shareholders; and

       WHEREAS, TIAC desires to acquire all of the Common Stock owned by the Shareholders, making Go West a wholly owned subsidiary of TIAC, in exchange for ten million (10,000,000) shares of TIAC's common stock, $.001 par value per share, and the Shareholders similarly desire to make such exchange; and

       WHEREAS, the parties desire that the exchange qualify as a tax free exchange meeting the requirements of Article 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

       NOW, THEREFORE, in consideration of the premises, and of the promises, covenants and conditions contained herein, the parties intending to be legally bound, hereby agree as follows:

                                   WITNESSETH:

                                    ARTICLE 1
                               EXCHANGE OF SHARES

       Subject to the hereinafter described conditions, TIAC hereby agrees to transfer and deliver ten million (10,000,000) shares of its common stock, $.001 par value (the "TIAC Shares"), to the Shareholders in exchange for all of the capital stock of Go West,


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consisting of seven million five hundred (7,500,000) shares of Common Stock owned by the Shareholders (the "Go West Shares").

                                    ARTICLE 2
                                     CLOSING

       The exchange of the TIAC Shares for the Go West Shares (the "Share Exchange") shall take place at the offices of Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017, or such other place as the parties may mutually agree (the "Closing"). The Closing shall take place as soon as practicable after the execution of this Agreement, but in all events not later than five (5) business days from the date hereof, unless mutually extended by the parties. The date on which the Closing occurs is referred to herein at the Closing Date. At the Closing:

       (a) The Shareholders shall tender to TIAC certificates representing all of Go West's authorized, issued and outstanding capital stock, duly executed and in proper form for transfer to TIAC, together with such executed consents, powers of attorney, stock powers and other items as shall be required to convey such stock to TIAC, in compliance with all applicable laws; and

       (b) TIAC shall tender to the Shareholders, certificates representing an aggregate of ten million (10,000,000) TIAC Shares and such other items as shall be required to convey such stock to the Shareholders in compliance with all applicable laws.

                                    ARTICLE 3
                           EXEMPTION FROM REGISTRATION

       (a) The Shareholders hereby represent, warrant, covenant and acknowledge that:
              (i) The TIAC Shares are being issued to them without registration under the provisions of Article 5 of the Securities Act of 1933, as amended (the "Act"), pursuant to exemptions provided pursuant to Article 4(2) thereof;

              (ii) All of the certificates for the TIAC Shares will bear legends restricting their transfer, sale, conveyance or hypothecation, unless such TIAC Shares are either registered under the provisions of Article 5 of the Act and under applicable state securities laws, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to TIAC, is provided certifying that such registration is not required as a result of applicable exemptions therefrom;



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              (iii)  TIAC's transfer agent shall be instructed not to transfer any of the TIAC Shares unless TIAC advises it that such transfer is in compliance with all applicable laws;

              (iv) The Shareholders are acquiring the TIAC Shares for investment purposes only, and not with a view to further sale or distribution; and

              (v) Go West, the Shareholders and their advisors have been given and had access to all reports filed by TIAC with the Securities and Exchange Commission and have examined all of TIAC's books, records and financial statements and fully and completely questioned TIAC's officers and directors to their satisfaction as to all matters they deemed pertinent.

       (b)    TIAC hereby represents, warrants, covenants and acknowledges that:

              (i) The Go West Shares are being transferred without registration under the provisions of Article 5 of the Act pursuant to exemptions provided pursuant to Article 4(2) thereof;

              (ii) The certificates for the Go West Shares will bear legends restricting their transfer, sale, conveyance or hypothecation, unless such Go West Shares are either registered under the provisions of Article 5 of the Act and under applicable state securities laws, or such registration is not required as a result of applicable exemptions therefrom;

              (iii) TIAC shall not transfer any of the Go West Shares except in compliance with all applicable laws;

              (iv) TIAC is acquiring the Go West Shares for investment purposes only and not with a view to further sale or distribution; and

              (v) TIAC has been given and had access to all books, records and financial statements of Go West and has fully and completely questioned Go West's officers and directors to its satisfaction as to all matters it deemed pertinent.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                         OF GO WEST AND THE SHAREHOLDERS

       Go West and the Shareholders hereby represent and warrant to TIAC as follows;



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



       (a) Go West is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and has the legal capacity and all necessary corporate authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

       (b) At the Closing, Go West shall have good and marketable title to all of its assets free and clear of all liens, claims, charges, and any other encumbrances. These assets will include (i) a license agreement with Heir Holding Co. Inc granting Go West the right to use the "Scores" name in New York City for up to three adult entertainment clubs; and (ii) a lease for a facility at 533-535 West 27th Street, New York, NY from which Go West intends to operate an adult entertainment club utilizing the "Scores" name.

       (c) At the Closing, Go West shall have no liabilities other than those liabilities listed in Exhibit B hereof.

       (d) The Go West Shares represent all of Go West's issued and outstanding capital stock. At the Closing, Go West shall have no outstanding subscriptions, options, warrants, or other convertible securities that could result in an obligation to issue additional capital stock of Go West;

       (e) This Agreement has been duly authorized, executed and delivered by Go West and the Shareholders and constitutes a legal, valid and binding obligation of Go West and the Shareholders, enforceable against Go West and the Shareholders in accordance with its terms;

       (f) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by Go West of, any of the terms or provisions of, or constitute a default under the certificate of incorporation or bylaws of Go West, or any material agreement or instrument to which Go West is a party, or by which it or any of its properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over Go West or Go West's properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which Go West is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by Go West of its obligations hereunder;

       (g) There is no litigation or proceeding pending or, to the best knowledge of Go West and the Shareholders, threatened, against Go West, the property of Go West, or any of the Shareholders which would have any effect on the validity or performance of this Agreement;



                                        8

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       (h) Go West and the Shareholders are aware that the TIAC Shares have not been registered under the Act and may not be transferred or otherwise disposed of unless they are subsequently registered under the Act or an exemption from such registration is available. Additionally, each of the Shareholders has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the purchase of the TIAC Shares and making an informed investment decision with respect thereto, has evaluated the merits and risks of the purchase of the TIAC Shares, and is able to bear the economic risk of purchasing the TIAC Shares;

       (i) Each of the Shareholders is purchasing the TIAC Shares for its own account for investment purposes and not with a view to "distribute" the TIAC Shares as that term is defined in the Act;

       (j) Go West and each of the Shareholders have been provided with any and all written information and materials concerning TIAC, and its business which it has requested and has had the opportunity to conduct and has conducted its own due diligence in connection with the purchase set forth herein;

       (k) Neither TIAC, nor any person acting on behalf of TIAC, has offered, offered to sell, offered for sale or sold the TIAC Shares to the Shareholders by means of any form of general public solicitation or advertising;

       (l) Go West has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all Federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and Go West is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against Go West;

       (m) There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to Go West, which might result in a material adverse change in the future financial condition or operations of Go West;

       (n) No transactions have been entered into either by or on behalf of Go West, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the good will of Go West, nor will any such transactions be entered into prior to the Closing;

       (o)    Go West does not have any subsidiaries;

       (p) The Shareholders own the Go West Shares free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances and shall deliver the Go West


                                        9

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Shares to TIAC at Closing free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances;

       (q) Go West shall comply, at Go West's expense, with all Federal, state and local stock transfer tax requirements;

       (r) Go West has acquired the right to usethe "Scores" name in New York City for up to three adult entertainment clubs pursuant to a license agreement between Go West and Heir Holding Co., Inc., the owner of the Scores trademark; and

                                    ARTICLE 5
                REPRESENTATIONS, WARRANTIES AND COVENANTS OF TIAC

       TIAC hereby represents and warrants to Go West and the Shareholders as follows:

       (a) TIAC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah and has the legal capacity and all necessary corporate authority to carry on its business, to own its properties and assets, and to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

       (b) This Agreement has been duly authorized, executed and delivered by TIAC and constitutes a legal, valid and binding obligation of TIAC, enforceable against TIAC in accordance with its terms;

       (c) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by TIAC of, any of the terms or provisions of, or constitute a default under the certificate of incorporation or bylaws of TIAC, or any material agreement or instrument to which TIAC is a party, or by which it or any of its properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over TIAC or TIAC's properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which TIAC is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by TIAC of its obligations hereunder;

       (d) There is no litigation or proceeding pending or, to the best knowledge of TIAC, threatened, against TIAC which would have any material effect on the validity or performance of this Agreement;

       (e) The TIAC Shares will, when issued, be duly authorized, validly issued, fully paid, and non-assessable; and



                                       10

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                                    ARTICLE 6
                                     NOTICE

       All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when received if sent by fax or overnight courier, and if mailed shall be deemed to have been given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

       To TIAC:        The Internet Advisory Corporation
                       150 East 58th Street
                       New York, NY 10022
                       Telephone: (212)421-8480
                       Facsimile: (212)421-8357

       with a copy to: Kaplan Gottbetter & Levenson, LLP
                       630 Third Avenue
                       New York, NY 10017
                       Telephone: (212) 983-6900
                       Facsimile: (212) 983-9210

       To Go West:    Go West Entertainment, Inc.
                      150 East 58th Street
                      New York, NY 10022
                      Telephone:  (212) 421-8480
                      Facsimile:  (212) 421-8357

       To the Shareholders:  At the address provided for Go West above.


                                    ARTICLE 7
                                  MISCELLANEOUS

       (a) Each of TIAC, Go West and the Shareholders agrees to take such actions as are reasonably necessary to carry out the intentions of the parties under this Agreement, including but not limited to the prompt execution and delivery of any documents reasonably necessary to carry out and perform the terms or intention of this Agreement.

       (b) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, unless otherwise agreed.



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       (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws of principles and each party hereby agrees that all performances due and transactions undertaken pursuant to this Agreement shall be deemed to be due or have occurred in New York, and the exclusive venue and place of jurisdiction for any litigation arising from or related to this Agreement shall be the state or federal courts located in the State and County of New York.

       (d) The headings used in this Agreement are for convenience only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

       (e) This Agreement may be executed in one or more counterparts which when taken together shall constitute one agreement.

       (f) This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provisions hereof be enforced by any other person, firm or entity.

       (g) This Agreement may be amended, modified and supplemented in writing only by the mutual consent of the parties hereto.

       (h) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, and any attempts to do so without the consent of the other parties shall be void and of no effect.

       (i) In the event any party breaches the terms of this Agreement, the non-breaching parties shall be entitled to the recovery of their attorney's fees and other professional costs and fees incurred in enforcing their rights hereunder.

       (j) This writing constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter contained herein. Neither party is relying on any representation or statement not contained in this writing. This Agreement supercedes and cancels any prior agreements relating to the subject matter contained herein.


                                       12

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       IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first written above.


THE INTERNET ADVISORY CORPORATION


By:    /s/ John Neilson
   -------------------------------------
Name:  John Neilson
Title: Vice President and Secretary


By:    /s/ Joseph Erickson
   ------------------------------------------
Name:  Joseph Erickson
Title: Treasurer



GO WEST ENTERTAINMENT, INC.


By:    /s/ Richard Goldring
   ------------------------------------------
Name:  Richard Goldring
Title: President


THE SHAREHOLDERS:

       /s/ Richard Goldring
----------------------------------------------
Name: Richard Goldring

       /s/ Elliot Osher
----------------------------------------------
Name:  Elliot Osher



       /s/ William Osher
----------------------------------------------
Name:      William Osher



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                                   EXHIBIT A
                                   ---------
                              LIST OF SHAREHOLDERS


                                                               NUMBER OF
                                                            GO WEST SHARES
                 NAME                                            OWNED
            ---------------                                 --------------
           Richard Goldring                                    2,500,000

           Elliot Osher                                        2,500,000

           William Osher                                       2,500,000